Exhibit 10.b

TRANSFER AGREEMENT

This Transfer Agreement (this “Agreement”) is made and entered into as of September 2, 2011, by and among the following parties (each, a “Party” and collectively, the “Parties”):  HXT Holdings, Inc., a Delaware corporation (the “Company”) and Li Yuan Qing (the “Manager”).

WHEREAS, a Merger Agreement (the “Merger Agreement”) has been executed on this date among the Company, HXT Acquisition Corp., and China Metal Holding, Inc., pursuant to which the Company will acquire the business operations carried on by the subsidiaries and affiliates of China Metal Holdings, Inc.; and

WHEREAS, Heng Xing Technology Group Development Limited, a British Virgin Islands corporation (the “Subsidiary”), is a wholly-owned subsidiary of the Company; and

WHEREAS, the Subsidiary has a negative net worth and its operations yield only nominal net income, and for that reason the Company wishes to divest itself of the Subsidiary; and

WHEREAS, the Manager, who have served as the chief executive officer of the Subsidiary, wish to continue to operate the Subsidiary.

NOW, THEREFORE, it is agreed:

ARTICLE 1:  TRANSFER OF SUBSIDIARY

1.
Purchase of Shares.  The Company agree to sell to Manager, and Manager agrees to purchase 50,000 shares of common stock, $1.00 par value, issued by the Subsidiary (the “Purchased Shares”), which are all of the issued and outstanding capital stock of the Subsidiary.  In consideration for the Shares, the Manager is providing the indemnification undertaking set forth herein.

2.
The Closing.  The purchase and sale of the Shares will be consummated (the “Closing”) promptly following the satisfaction of the conditions set forth in Section 3 hereof.  The date of the Closing is referred to herein as the “Closing Date.”  The Closing shall be effected as follows:

(a)
On the Closing Date, the Company shall deliver to the Manager certificates for the Purchased Shares together with such documents of transfer as shall be necessary to effect a transfer of title to the Subsidiary under the laws of the British Virgin Islands.

(b)	Each of the parties agrees to deliver such additional documents and instruments as may be necessary to carry out the transaction contemplated by this Agreement.

3.	Closing Conditions. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to the Closing, of each of the following conditions:

(a)	Merger. The transactions contemplated by the Merger Agreement shall have been consummated, but for the filing of certificates of merger.

(b)
Documents Satisfactory.  All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the Parties, and each Party shall have received all such counterpart originals (or certified or other copies) of such documents as he or it may reasonably request.

4.
Right to Inspect Records. The Subsidiary shall permit the Company and its agents to have reasonable access to the books and accounts of the Subsidiary (at the expense of the Company) for the purpose of filing tax returns, preparing filings required by the Securities and Exchange Commission, and all other legitimate purposes.

ARTICLE 2: INDEMNIFICATION

1.
Indemnification by Manager.  From and after the Closing, the Manager shall indemnify and save the Company, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Company Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against any Company Indemnitee due to or resulting from the operations, debts, liabilities and obligations of the Subsidiary arising prior to or after the Closing.

2.     Indemnification Procedures.

(a)
The party seeking indemnification (“Indemnified Party”) shall give the Manager (“Indemnifying Party”) notice (a “Claim Notice”) of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and (iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.

(b)
Indemnifying Party shall be deemed to accept Indemnified Party’s claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

(c)
The parties shall attempt in good faith to resolve any issues concerning liability and the amount of such claim, and any issues which they cannot resolve within thirty (30) days after delivery of the notice of non-acceptance pursuant to Section 2.2(b) shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its rules of CIETAC. The arbitration proceedings shall take place in Shenzhen and shall be conducted in Chinese. Any resulting arbitration award shall be final and conclusive and binding upon all the parties.

ARTICLE 3: NOTICE

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)           If sent by reputable overnight air courier, 2 business days after being sent;

(b)           If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)           If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to HXT Holdings, Inc., to:

Shudong Pan
Changzhou Huayue Electronic Co., Ltd.
51 Huilingxi Road
Zhouhuizheng, Wujin District
Changzhou City, Jiangsu Province
P.R. China

If to Manager, to:

Li Yuan Qing
Shenzhen Hengtaifeng Technology Co., Ltd.
No. 5 Floor 6, Block A, Skyworth Bldg.
Hi-Tech Industrial Park, Nanshan District
Shenzhen, P.R. China 518057

Each Party may change its address by written notice in accordance with this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on August 31, 2011.

HXT HOLDINGS, INC.

By: /s/ Shudong Pan
       Shudong Pan, Chief Executive Officer

/s/ Li Yuan Qing
LI YUAN QING